EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2013 First Quarter Results

Reported Net Loss of $8.1 million or $0.22 per Diluted Share
Nichols Aluminum Net Sales Increase 29%; Shipped Volume Increases 33%
Acquisition of Aluminite Completed December 31, 2012

HOUSTON, March 7, 2013 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today released fiscal 2013 first quarter results for the period ended January 31, 2013.

Consolidated first quarter 2013 net sales were $185.7 million, compared to $161.6 million a year ago. First quarter 2013 net loss was $8.1 million, or $0.22 per diluted share compared to loss of $6.7 million, or $0.18 per diluted share in the year ago quarter. Consolidated EBITDA, a non-GAAP measure, was a loss of $4.0 million, compared to a loss of $1.6 million a year ago.

The increased first quarter net loss per share was due primarily to higher corporate expenses from acquisition-related transaction costs and ongoing ERP implementation costs. Quanex's two business segments are highly cyclical with the building and construction market and as a result, Quanex typically reports a loss during its first quarter when building and construction activity is reduced.

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's first quarter 2013 net sales were $106.1 million compared to $99.4 million a year ago. The 6.7% improvement was primarily related to higher vinyl extrusion sales and $3.7 million of sales from the acquisition of Aluminite. Excluding Aluminite, net sales improved 3.1%.

EPG's first quarter 2013 operating income was $2.8 million compared to $1.8 million a year ago. While higher than first quarter 2012 results, EPG's profitability was negatively impacted by lower solar edge tape sales and an unfavorable product mix.

Engineered Products Group (in millions, except for spread)
	Q1 2013	Q1 2012
Net sales	$106.1	$99.4
Operating income	$2.8	$1.8
EBITDA	$10.3	$8.8

Quanex believes there is value in measuring its sales performance against industry-related metrics and compares EPG's sales results to U.S. window shipments as reported by Ducker Worldwide, a market intelligence firm. EPG sales for the 12 months ended January 31, 2013 were up 11.4%. Domestic fenestration sales, which is the most comparable sales figure to those reported by Ducker, increased 7.9% from the previous 12 months. U.S. window shipments as reported by Ducker increased 5.8% over the 12 months ended December 31, 2012. U.S. window shipments to the residential R&R market as reported by Ducker declined 2.7% for the 12 month period ended December 31, 2012.

EPG's improved sales performance can be attributed to higher vinyl extrusion sales due to increased demand from one of its top customers and increased vinyl sales to new customers, partially offset by pricing pressures driven by excess capacity in the vinyl window profile business, reduced sales of solar product and sluggish sales in the residential R&R markets.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential R&R, new home construction and transportation.

Nichols Aluminum has made significant operational improvements during the first quarter, including improvements in equipment reliability and on-time delivery of aluminum sheet to customers. During the fiscal first quarter of 2013, Nichols took advantage of the planned shutdowns of facilities to accelerate preventative maintenance procedures. Shipped pounds increased nearly 33% from the year ago quarter due primarily to increased equipment reliability resulting from a greater focus on and investment in preventative maintenance, standardized work procedures, improved labor efficiency and continued demand.

Nichols' profitability was negatively impacted by higher planned repair and maintenance expense compared to the year ago quarter. Additionally, the spread was down $0.04 per pound, or 7% from the year ago quarter, due to a larger reduction in aluminum prices compared to the reduction in scrap aluminum prices.

Aluminum Sheet Products (in millions, except for spread)
	Q1 2013	Q1 2012
Net sales	$ 84.6	$ 65.7
Operating loss	$ (4.2)	$ (5.5)
EBITDA	$ (2.6)	$ (3.1)
Shipped pounds	59	44
Spread per pound	$ 0.44	$ 0.48

Nichols Aluminum's shipments for the 12 months ended January 31, 2013, decreased approximately one percent, primarily due to the impact of the 2012 strike. Industry shipments as reported by the Aluminum Association were up 7.7% over the same period.

Nichols Aluminum's new operating principles are focused on significantly improving quality and on-time delivery through process improvements and a proactive maintenance program that requires additional capital investment. As a result, Nichols Aluminum estimates annual capital expenditures in a range of $10 million to $13 million over the next several years.

Corporate and Other Items

Corporate expenses in the quarter were $12.3 million compared to $7.6 million in the year ago quarter. The increase in corporate expenses was primarily due to higher enterprise resource planning (ERP) expenses of $1.3 million and transaction-related expenses of $1.0 million. The remaining $2.4 million of items negatively impacting corporate expense include higher workers compensation, group medical and stock-based compensation expense.

In 2011, Quanex launched a multi-year, company-wide program to transform business processes, including the transition to a single ERP software system, which is expected to improve accessibility and consistency of information, enable standardized business activities, help deliver business process improvements and support business growth. To date, the company has spent $31.3 million. A key phase of the project went live during the second quarter of fiscal 2013. Depreciation expense associated with the ERP system is expected to be $2.1 million per quarter until the completion of the next phase of the ERP rollout. The spending run rate is expected to decrease throughout the remainder of the project.

At quarter end, Quanex had a cash balance of $4.6 million and total debt outstanding of $1.5 million. Cash used by operating activities for first quarter 2013 was $30.3 million.  The decrease in cash balances was due to the $22.4 million acquisition of Aluminite, $11.5 million in capital expenditures and $40.7 million of working capital commitments. As of January 31, 2013, the company had no borrowings under its revolving credit facility, and available capacity due to the facility's EBITDA covenant requirements was approximately $81 million. The company currently has $10 million outstanding under its revolving credit facility.

During the first quarter, Quanex renewed its revolving credit facility. The renewed facility is a $150 million unsecured revolving credit facility with a $100 million accordion feature that expires in January 2018.

Aluminite Acquisition

On December 31, 2012, Quanex completed the acquisition of the assets of Alumco, Inc. and its subsidiaries in a cash transaction valued at $22.4 million. Alumco, Inc., which operated under the Aluminite brand, markets and produces window and door screens to original equipment manufacturers (OEM) of vinyl windows and doors and had $47 million in sales during calendar year 2012. With nine production facilities strategically located near its customer base, Aluminite has the capacity to produce 95,000 window screens and 17,500 door screens per day. Quanex did not serve the screen market for vinyl windows prior to the acquisition of Alumco, Inc. With the addition of Aluminite, Quanex becomes one of the leading producers of window and door screens in North America.

Business Outlook

Improved housing starts, driven primarily by multi-family unit growth, stagnant residential R&R growth, high unemployment and tight credit conditions will continue to present challenges to the residential window market during 2013. Quanex expects calendar year 2013 U.S. window shipments to be approximately 42 million units, a 5% increase above 2012 levels but nearly 10% below Ducker's forecasted shipments of 46 million. The company believes the majority of the improvement in U.S. window shipments will come from new construction and R&R window shipments will be relatively flat in 2013 when compared to 2012 shipments. Quanex remains very positive on the long-term growth prospects of its residential and commercial markets and expects to continue to invest for its future growth, through both organic growth initiatives and acquisitions. For 2013, Quanex estimates capital expenditures of $40 million (inclusive of the $10-$13 million guidance previously given for Nichols Aluminum), depreciation and amortization expense of $46 million (including $6.2 million of ERP-related depreciation).

Dividend Declared

As previously announced, on February 28, 2013, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable March 29, 2013, to shareholders of record on March 15, 2013.

Financial Statistics as of 01/31/13

Book value per common share: $11.20; Total debt to capitalization: 0.4%; Return on invested capital: (4.2%); Actual number of common shares outstanding: 37,057,040.

Non-GAAP Financial Measures

EBITDA, diluted loss per share as adjusted and net loss as adjusted are non-GAAP financial measures that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe these non-GAAP measures provide a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Non-GAAP Reconciliations
		Q1 2013	Q1 2013	Q1 2012	Q1 2012
	Segment	$ EPS	$ mil	$ EPS	$ mil
Net loss as reported		(0.22)	(8.1)	(0.18)	(6.7)
Benefit to EPS:
Transaction related	Corp.	0.02	0.6	--	--
ERP implementation	Corp.	0.03	1.2	0.01	0.5
Net loss as adjusted		(0.17)	(6.3)	(0.17)	(6.2)

	Three Months Ended January 31, 2013
(in thousands)	Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex
Net income (loss)	-	-	-	$ (8,118)
Income tax expense (benefit)	-	-	-	(5,797)
Other, net	-	-	-	91
Interest expense	-	-	-	139

Operating income (loss)	2,833	(4,229)	(12,289)	(13,685)
Depreciation and amortization	7,473	1,627	557	9,657

EBITDA	$ 10,306	$ (2,602)	$ (11,732)	$ (4,028)

	Three Months Ended January 31, 2012
(in thousands)	Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex
Net income (loss)	-	-	-	$ (6,748)
Income tax expense (benefit)	-	-	-	(4,465)
Other, net	-	-	-	(217)
Interest expense	-	-	-	126

Operating income (loss)	1,803	(5,518)	(7,589)	(11,304)
Depreciation and amortization	7,012	2,460	217	9,689

EBITDA	$ 8,815	$ (3,058)	$ (7,372)	$ (1,615)

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date, divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt, plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization and impairment charges;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to 2013 expenditures, expenses and tax rates, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's Form 10-K filing on December 31, 2012, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31,
	2013	2012

Net sales	$ 185,713	$ 161,579

Cost of sales (exclusive of items shown separately below)	162,690	138,042
Selling, general and administrative	27,051	25,152
Depreciation and amortization	9,657	9,689
Operating income (loss)	(13,685)	(11,304)
Interest expense	(139)	(126)
Other, net	(91)	217
Income (loss) before income taxes	(13,915)	(11,213)
Income tax benefit (expense)	5,797	4,465
Net income (loss)	$ (8,118)	$ (6,748)

Earnings (loss) per common share:
Basic	$ (0.22)	$ (0.18)
Diluted	$ (0.22)	$ (0.18)

Weighted average common shares outstanding:
Basic	36,809	36,547
Diluted	36,809	36,547

Cash dividends per share	$ 0.04	$ 0.04

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended
	January 31,
	2013	2012
Net income (loss)	$ (8,118)	$ (6,748)
Other comprehensive income (loss) - foreign currency translation adjustments (pretax)	901	(1,971)
Other comprehensive income (loss) - foreign currency translation adjustments tax benefit	125	137
Other comprehensive income (loss), net of tax	1,026	(1,834)
Comprehensive income (loss)	$ (7,092)	$ (8,582)

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

January 31, 2013		October 31, 2012
	Assets
$ 4,558	Cash and equivalents	$ 71,255
78,000	Accounts receivable, net	85,644
84,563	Inventories	65,904
26,865	Deferred income taxes	20,439
8,461	Prepaid and other current assets	7,628
202,447	Total current assets	250,870
178,788	Property, plant and equipment, net	168,877
8,507	Deferred income taxes	8,911
71,509	Goodwill	68,331
85,763	Intangible assets, net	78,380
15,286	Other assets	14,169
$ 562,300	Total assets	$ 589,538
	Liabilities and stockholders' equity
$ 72,054	Accounts payable	$ 80,985
32,796	Accrued liabilities	46,459
379	Current maturities of long-term debt	368
105,229	Total current liabilities	127,812
1,088	Long-term debt	1,033
7,736	Deferred pension and postretirement benefits	6,873
6,790	Liability for uncertain tax positions	6,736
9,480	Non-current environmental reserves	9,827
16,877	Other liabilities	15,430
147,200	Total liabilities	167,711
415,100	Total stockholders' equity	421,827
$ 562,300	Total liabilities and stockholders' equity	$ 589,538

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Three Months Ended
	January 31,
	2013	2012
Operating activities:
Net income (loss)	$ (8,118)	$ (6,748)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	9,690	9,706
Restructuring charges	—	2,115
Deferred income taxes	(6,499)	(5,457)
Stock-based compensation	2,067	1,602

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	10,862	21,281
Decrease (increase) in inventory	(13,417)	(8,517)
Decrease (increase) in other current assets	(291)	(1,046)
Increase (decrease) in accounts payable	(11,496)	(9,582)
Increase (decrease) in accrued liabilities	(15,695)	(4,482)
Increase (decrease) in income taxes	487	346
Increase (decrease) in deferred pension and postretirement benefits	862	967
Other, net	1,208	1,888
Cash provided by (used for) operating activities	(30,340)	2,073
Investing activities:
Acquisitions, net of cash acquired	(22,449)	—
Capital expenditures	(11,500)	(8,024)
Other, net	16	—
Cash provided by (used for) investing activities	(33,933)	(8,024)
Financing activities:
Repayments of long-term debt	(25)	(20)
Common stock dividends paid	(1,482)	(1,470)
Purchase of treasury stock	—	(1,284)
Issuance of common stock from stock option exercises, including related tax benefits	677	344
Debt issuance costs	(1,070)	—
Cash provided by (used for) financing activities	(1,900)	(2,430)
Effect of exchange rate changes on cash and equivalents	(524)	484
Increase (decrease) in cash and equivalents	(66,697)	(7,897)
Cash and equivalents at beginning of period	71,255	89,619
Cash and equivalents at end of period	$ 4,558	$ 81,722

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	January 31,
	2013	2012
Net Sales:
Engineered Products	$ 106,119	$ 99,393
Aluminum Sheet Products	84,603	65,700
Building Products	190,722	165,093
Eliminations	(5,009)	(3,514)
Net Sales	$ 185,713	$ 161,579

Operating Income (Loss):
Engineered Products	$ 2,833	$ 1,803
Aluminum Sheet Products	(4,229)	(5,518)
Building Products	(1,396)	(3,715)
Corporate and Other	(12,289)	(7,589)
Operating Income (Loss)	$ (13,685)	$ (11,304)
CONTACT: Financial Contact: Marty Ketelaar, 713-877-5402;
         Media Contact: Valerie Calvert, 713-877-5305